Exhibit 5.1

January 28, 2003

Fan Energy, Inc.
668 North 44th Street, Suite 248
Phoenix, Arizona 85008

Ladies and Gentlemen:

     You have requested our opinion as counsel for Fan Energy, Inc., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 10,000,000 shares of Company common stock issuable pursuant to consultants of the Company.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about January 28, 2003 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Sincerely,

                                            /s/ The O'Neal Law Firm
                                            -----------------------
                                                The O'Neal Law Firm


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